Exhibit 10.1
May 10, 2024
Marc Whitten
via email
Resignation and Transition Agreement
Dear Marc:
This letter sets forth the terms of your resignation and transition (the “Agreement”), effective as of the date of your signature below, between you and Unity Technologies SF (the “Company”).
1.Resignation. You have let us know that you would like to resign your employment with the Company. You and the Company have agreed upon an effective resignation date of December 31, 2024 (the “Resignation Date”), unless your employment ends sooner pursuant to terms of this Agreement.
2.Transition Benefit. If you timely sign and comply with the terms of this Agreement, including but not limited to the Release of Claims Section below, the Company will provide you with a Transition Benefit as defined by the sub-sections below:
a.Duties. Effective June 1, 2024 (the “Transition Date”), you will resign your role as Chief Product and Technology Officer, Create. Between the Transition Date and the Resignation Date (the “Transition Period”), your title will be Strategic Advisor, and you will report to Jim Whitehurst, Chair, Board of Directors. You agree to comply with the Company’s policies and procedures and your other obligations to the Company (including the terms of your Employment Agreement, dated January 8, 2021 “Employment Agreement”). You will cooperate with the Company in announcing your resignation between signing of this Agreement and June 1, 2024.
b.Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits. During the Transition Period, your Company equity awards will continue to vest.
c.Early Conclusion. If, prior to the Resignation Date, you fail to comply with the obligations of this Agreement or the Company determines to terminate your employment for Cause (as defined in the Executive Severance Plan), then you will no longer be eligible to participate in any Company benefit plans, the Transition Period will cease on the day of termination, and you will not be entitled to the additional benefits of this Agreement listed in the sections that follow. However, if you resign prior to the Resignation Date, you will still be eligible for the benefits listed in sections 3 and 4.
d.Outside Employment. You will be permitted to obtain employment outside the Company during your Transition Period, so long as you disclose that employment to the Company’s Chief People Officer and Chief Legal Officer prior to accepting the role and they approve that the role is not a conflict with your obligations to the Company, as determined in their sole discretion.
e.Failure to Sign. Should you fail to timely sign this Agreement, you will not receive the benefits of the Transition Benefit or the additional benefits of this agreement listed in the sections that follow, and your employment will conclude on June 1, 2024.

3.Extended Exercise Period. If you timely sign and comply with your obligations under this Agreement, and, on or after the Resignation Date, timely sign and return the Resignation Date Release attached hereto as Exhibit A, and allow it to become effective, (collectively, the “Severance Preconditions”), then the Company will extend the period of time in which you may exercise any vested, outstanding and unexercised equity awards as of the Resignation Date to the earlier of (i) three years following the Resignation Date, (ii) the applicable expiration date(s) of the award, or (iii) such earlier date as provided or permitted under the applicable equity plan (the “Exercise Extension”). To the extent your options are incentive stock options (“ISOs”), you understand that you must affirmatively accept the Exercise Extension as described below. If you accept the Exercise Extension in respect of your ISOs and the Exercise Extension becomes effective, such options will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options. As a result, you understand that you must satisfy all applicable tax withholding obligations upon exercise of the options. You should consult with your tax advisor regarding the decision to accept or reject the Exercise Extension for any of your ISOs. To the extent your options are nonqualified stock options (“NSOs”), then if you sign the Resignation Date Release and allow it to become effective, the Exercise Extension will automatically apply to your NSOs that are outstanding, vested and exercisable as of the Resignation Date as a severance benefit.
You hereby elect to ACCEPT or DECLINE, as applicable, the Exercise Extension with respect to your ISOs as set forth below:

ACCEPT	DECLINE
X	◻
If the Resignation Date Release does not become effective in accordance with its terms, then any acceptance of the Exercise Extension will be disregarded and will be of no force or effect. You acknowledge that if you fail to timely accept the Exercise Extension, then the Exercise Extension will not apply to any of your ISOs and such ISOs will continue to be governed by their existing terms (including the existing post-termination exercise period).
4.Separation Payments. If you timely sign and comply with your obligations under this Agreement, and, on or after the Resignation Date, timely sign and return the Resignation Date Release attached hereto as Exhibit A, and allow it to become effective, (again, collectively, the “Severance Preconditions”), then the Company will provide you with the following payments (collectively the “Separation Payments”):
(a)Salary Payment. A payment in the amount of $200,000.00, less applicable state and federal payroll deductions, which is equivalent to twenty-six (26) weeks of your base salary.
(b)Transition Payment. A payment in the amount of $200,000.00, less applicable federal and state payroll deductions, for your support during the Transition Period.
(c)2024 Corporate Bonus Payment. A payment in the amount of $400,000.00, less applicable state and federal payroll deductions, which is equivalent to 100% of your 2024 Corporate Bonus;
(d)COBRA Payment. A payment of $14,801.46, less applicable taxes and withholdings, which represents a payment equal to the equivalent of six months’ payment for health care continuation costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), which is intended to partially offset your health care continuation coverage costs under COBRA.
All amounts listed above shall be paid in a lump sum payment, thirty (30) business days following your Resignation Date, in accordance with the Company’s regular payroll practices.
5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. And the terms of your Executive Severance Plan dated March 18, 2021 are hereby null and void.

6.Mutual Non-Disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Nothing in this Agreement is intended to or shall prohibit you from disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believed under Washington State, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
7.Company Non-Disparagement. The Company shall instruct the CEO and CEO direct reports in their capacity as such to preserve Your reputation in its official publications and to refrain from any act or omission, which is likely to harm such reputation. Further, the Company shall instruct its CEO and CEO direct reports, in their capacity as such, not to make any derogatory statements about You.
8.No Voluntary Adverse Action. You agree that you will not voluntarily (except as legally required or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
9.Cooperation. During the Transition Period and after the Resignation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any pending or future claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or your resignation; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law to the extent such claims are not waivable as a matter of law with this release; and (iii) any claims for breach of this Agreement.

12.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving all rights you may have to relief based on any claims that you have released and any rights you have waived by signing this Agreement.
13.Dispute Resolution. You and the Company agree that any disputes will be subject to the arbitration provisions set forth in the Employment Agreement.
14.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter (in addition to provisions of the Employment Agreement that survive beyond the end of employment). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will subject to Washington law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.
Please sign and return this Agreement to me within ten days. Thank you for your many contributions, we wish you all the best!
Sincerely,

By:	/s/ Jim Whitehurst
Jim Whitehurst,
Chief Executive Officer, Unity Technologies SF
[signature page to follow]

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Marc Whitten
Marc Whitten
May 10, 2024
Date

EXHIBIT A
RESIGNATION DATE RELEASE
(to be signed and returned to the Company on or within twenty-one (21) days after the Resignation Date)
In exchange for the severance benefits to be provided to me by Unity Software SF (the “Company”) pursuant to that certain letter Transition and Resignation Agreement with the Company dated May 6, 2024 (the “Agreement”), I hereby provide the following Resignation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, state laws, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the severance benefits to be provided to me pursuant to the Agreement upon satisfaction of the Severance Preconditions, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.
I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990. Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.
ADEA Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.
[Signature page to follow]

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof (in addition to provisions of the Employment Agreement that survive the end of employment). I am not relying on any representation not contained herein or in the Agreement.
UNDERSTOOD, ACCEPTED, AND AGREED:

Marc Whitten

Date